Exhibit 99.1

FOR IMMEDIATE RELEASE

UTEK Corporation Reports Financial Results for Quarter and Nine Months Ended September 30, 2007

TAMPA, FL — (BUSINESS WIRE) – November 2, 2007 — UTEK Corporation (AMEX & LSE-AIM: UTK) today announced financial results for the three and nine months ended September 30, 2007.

Quarter ended September 30, 2007 Operating Results

For the quarter ended September 30, 2007, income from operations (revenue) was $3.7 million as compared to $13.6 million for the quarter ended September 30, 2006. Net income from operations for the quarter ended September 30, 2007 was $188,000 as compared to $4.0 million for the quarter ended September 30, 2006. Approximately 82% and 94% of our income from operations (revenue) was received in the form of unregistered shares of common stock for the quarters ended September 30, 2007 and 2006, respectively.

The net increase (decrease) in net assets from operations (including net income from operations and realized and unrealized gains and losses on investments) was ($134,000) or ($0.01) per weighted average diluted share outstanding for the quarter ended September 30, 2007, as compared to ($4.5) million, or ($0.50) per weighted average diluted share outstanding for the quarter ended September 30, 2006.

The value of the Company’s investment portfolio was $36.2 million at September 30, 2007, as compared to $37.9 million at December 31, 2006. Net asset value per common share outstanding was $5.31 at September 30, 2007, as compared to $5.71 at December 31, 2006.

Weighted average diluted shares outstanding were 9,009,776 and 8,906,918 for the quarters ended September 30, 2007 and 2006, respectively.

Nine Months ended September 30, 2007 Operating Results

For the nine months ended September 30, 2007, income from operations (revenue) was $18.0 million as compared to $48.5 million for the nine months ended September 30, 2006. Net income from operations for the nine months ended September 30, 2007 was $4.4 million as compared to $17.4 million for the nine months ended September 30, 2006. Approximately 86% and 94% of our income from operations (revenue) was received in the form of unregistered shares of common stock for the nine months ended September 30, 2007 and 2006, respectively.

The net increase (decrease) in net assets from operations (including net income from operations and realized and unrealized gains and losses on investments) was ($4.1) million or ($0.46) per weighted average diluted share outstanding for the quarter ended September 30, 2007, as compared to $12.1 million, or $1.37 per weighted average diluted share outstanding for the quarter ended September 30, 2006.

Weighted average diluted shares outstanding were 8,982,339 and 8,869,276 for the nine months ended September 30, 2007 and 2006, respectively.

Liquidity and Capital Resources

At September 30, 2007, UTEK had cash, cash equivalents and certificates of deposit of $8.0 million, total assets of $49.3 million and net assets of $47.8 million. Equity monetization for the nine months ended September 30, 2007 was approximately $1.2 million, as compared to $7.3 million for the nine months ended September 30, 2006. The Company had no long-term debt outstanding at September 30, 2007.

Overview

The results for Q3 2007 continue to reflect a period of transition within UTEK’s client base. In previous disclosures made by UTEK, we have highlighted our efforts to increase both the average size and diversity of our clients. The Company has been able to successfully increase both the number and the average market capitalization of its clients compared with last year. A measure of this progress is that during the nine months ended September 30, 2007, UTEK entered into fifty three Technology Acquisition Alliance agreements pursuant to which UTEK is retained by clients to search for new technologies available for transfer. This compares with thirty nine client engagements signed in the comparable period last year. The average market capitalization of our current U.S. publicly traded clients is now in excess of $900 million and approximately 63% of such clients are quoted on NASDAQ, NYSE or AMEX. Approximately 20% of our active clients are based overseas. In addition, UTEK’s technology transfer clients currently include a number of major multinational industrial companies.

There is a period of time between signing a Technology Acquisition Alliance and the anticipated completion of a technology transfer. One result of having clients with a larger market capitalization is an increase in the time needed to complete technology transfers. Although we have increased the number of Technology Acquisition Alliance clients, we believe the number of technology transfers completed for the nine months ended September 30, 2007 has decreased due to this factor. We completed three technology transfers during the three months ended September 30, 2007 as compared to eight during the three months ended September 30, 2006. We completed fourteen technology transfers during the nine months ended September 30, 2007 as compared to twenty-four during the nine months ended September 30, 2006. Both the number and magnitude of individual technology transfers vary from quarter to quarter.

Financial Position Information

The following table contains comparative selected financial data as of September 30, 2007 and December 31, 2006:

	September 30, 2007	December 31, 2006	Percentage Increase (Decrease)
Total investments	$36,225,210	$37,879,023	(4)%
Total assets	$49,298,911	$53,040,810	(7)%
Net assets	$47,836,096	$50,981,162	(6)%
Common shares outstanding	9,009,776	8,936,009	1%
Net asset value per share	$5.31	$5.71	(7)%

Conference Call at 11:00 a.m. EDT on Friday, November 2, 2007

UTEK will hold a live conference call at 11:00 a.m. EDT to discuss its third quarter 2007 results. All interested parties are invited to attend the conference call.

Conference call dial-in numbers:

US & Canada: 866-672-2663

UK: 0-800-032-3836

Other International Callers: 973-582-2772

Please reference conference ID# 9363584

About UTEK Corporation

UTEK® is an open innovation company focused on technology transfer. UTEK’s services enable companies to acquire externally developed technologies from universities and research laboratories worldwide. In addition, UTEK provides services to help companies create value from their intellectual property. UTEK is a business development company with operations in the United States, United Kingdom and Israel. For more information about UTEK, please visit its website at www.utekcorp.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as UTEK “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe UTEK’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of UTEK and the valuation of UTEK’s investment portfolio, which could cause actual results to differ materially from those currently anticipated. Although UTEK believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, they cannot give any assurance that their expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and UTEK does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

UTEK’s operating results could fluctuate significantly due to a number of factors. These factors include the small number of transactions that are completed each quarter, the value of individual transactions, the timing of the recognition and the magnitude of unrealized gains and losses, UTEK’s dependence on the performance of companies in its portfolio, the possibility that advances in technology could render the technologies it has transferred obsolete, the loss of technology licenses by companies in its portfolio, the degree to which it encounters competition in its markets, the volatility of the stock market and the volatility of the valuations of the companies it has invested in as it relates to its realized and unrealized gains and losses, the concentration of investments in a small number of companies, as well as other general economic conditions. As a result of these and other factors, current results may not be indicative of UTEK’s future performance. For more information on UTEK and for a more complete discussion of the risks pertaining to an investment in UTEK, please refer to UTEK’s filings with the Securities and Exchange Commission.

UTEK Corporation

Consolidated Statements of Assets and Liabilities

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Investments:
Non-affiliate investments (cost: 2007 - $32,154,481; 2006 - $41,786,374)	$6,912,000	$14,578,700
Affiliate investments (cost: 2007 - $46,655,285; 2006 - $22,354,448)	20,305,800	8,713,900
Control investments (cost: 2007 - $12,540,376; 2006 - $15,485,318)	6,909,928	10,001,772
U.S. Treasuries and certificates of deposit (cost: 2007 – $2,097,482; 2006 - $4,584,651)	2,097,482	4,584,651

Total investments	36,225,210	37,879,023
Cash and cash equivalents	5,864,351	9,685,111
Accounts receivable, net of allowance for bad debt (2007 - $50,000, 2006 - $38,000)	424,466	534,605
Prepaid expenses and other assets	334,234	375,007
Fixed assets, net	512,629	595,001
Goodwill	3,014,145	3,021,163
Intangible assets, net	138,908	190,100
Deferred tax asset	2,784,968	760,800

TOTAL ASSETS	49,298,911	53,040,810

LIABILITIES
Accrued expenses	645,292	595,764
Deferred revenue	817,523	1,463,884

TOTAL LIABILITIES	1,462,815	2,059,648

NET ASSETS	$47,836,096	$50,981,162

Commitments and Contingencies

Composition of net assets:
Preferred stock, $.01 par value, 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value, 19,000,000 shares authorized; 9,009,776 shares issued and outstanding at September 30, 2007 and 8,936,009 shares issued and outstanding at December 31, 2006	$90,099	$89,361
Additional paid-in capital	52,959,222	51,993,822
Accumulated income:
Accumulated net operating income	34,078,780	29,721,366
Net realized loss on investments, net of income taxes	(3,755,456)	(2,065,218)
Net unrealized depreciation of investments, net of deferred income taxes	(35,689,621)	(28,897,125)
Foreign currency translation adjustment	153,072	138,956

Net assets	$47,836,096	$50,981,162

Net asset value per share	$5.31	$5.71

UTEK Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended Sept 30		Nine months Ended Sept 30
	2007	2006	2007	2006
Income from operations:
Sale of technology rights	$2,920,800	$12,173,009	$14,835,550	$44,012,206
Consulting and other services	647,329	1,275,790	2,716,094	3,822,114
Investment income, net	126,785	163,377	479,490	644,169

	3,694,914	13,612,176	18,031,134	48,478,489

Expenses:
Acquisition of technology rights	837,565	4,089,649	3,170,844	11,236,776
Salaries and wages	889,349	836,971	2,663,656	2,540,273
Professional fees	504,500	331,550	1,118,608	914,846
Sales and marketing	398,110	791,744	1,488,388	2,555,832
General and administrative	665,879	1,032,290	2,105,432	3,104,511
Goodwill impairment	—	—	33,030	234,940

	3,295,403	7,082,204	10,579,958	20,587,178

Income before income taxes	399,511	6,529,972	7,451,176	27,891,311
Provision for income taxes	211,319	2,503,371	3,093,762	10,487,780

Net income from operations	188,192	4,026,601	4,357,414	17,403,531

Net realized and unrealized gains (losses):
Net realized gain (loss) on investments, net of income tax expense (benefit) of ($333,016) and ($1,019,780) for the three and nine months ended September 30, 2007, respectively, and ($234,851) and $1,099,905 for the three and nine months ended September 30, 2006, respectively	(551,958)	(389,255)	(1,690,238)	1,823,042
Change in unrealized appreciation (depreciation) of investments, net of deferred tax expense (benefit) of $138,616 and ($4,098,150) for the three and nine months ended September 30, 2007, respectively, and ($4,893,610) and ($4,273,672) for the three and nine months ended September 30, 2006, respectively	229,749	(8,110,934)	(6,792,496)	(7,083,416)

Net increase (decrease) in net assets from operations	$(134,017)	$(4,473,588)	$(4,125,320)	$12,143,157

Net increase (decrease) in net assets from operations per share:
Basic	$(0.01)	$(0.50)	$(0.46)	$1.39
Diluted	$(0.01)	$(0.50)	$(0.46)	$1.37
Weighted average shares:
Basic	9,009,776	8,906,918	8,982,339	8,737,230
Diluted	9,009,776	8,906,918	8,982,339	8,869,276

Dividend declared per share:	—	—	—	$.02

Contacts:

UTEK Corporation

USA:

Tania Bernier

813-754-4330 x 223

UK:

Bankside Consultants

Steve Liebmann or Simon Bloomfield

+ 44 (0) 20-7367-8883